BCA REMITTANCE LIMITED

                                  EXHIBIT 10.3

   Financial Statements of Northwest Bio-Technic Inc. and Huifeng Biochemistry
                              Joint Stock Company.


                         .1 NORTHWEST BIO-TECHNIC INC.
                               .2 AND SUBSIDIARY
                            .3 FINANCIAL STATEMENTS
               .4 AS OF DECEMBER 31, 2004 (CONSOLIDATED) AND 2003


                                       1
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BCA REMITTANCE LIMITED

                  .5 NORTHWEST BIO-TECHNIC INC. AND SUBSIDIARY
                                       .6
                                  .7 CONTENTS

                                                                           Pages
--------------------------------------------------------------------------------

Report of Independent Registered Public Accounting Firm                      3
--------------------------------------------------------------------------------

Balance Sheets as of December 31, 2004 (Consolidated) and 2003               5
--------------------------------------------------------------------------------

Statements of Operations and Comprehensive income (loss) for the
years ended December 31, 2004 (Consolidated) and 2003                        6
--------------------------------------------------------------------------------

Statements of Stockholders' Equity for the years ended
December 31, 2004 (Consolidated) and 2003                                    7
--------------------------------------------------------------------------------

Statements of Cash Flows for the years ended December 31, 2004
(Consolidated) and 2003                                                      8
--------------------------------------------------------------------------------

Notes to Consolidated Financial Statements                               9 - 15
--------------------------------------------------------------------------------


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BCA REMITTANCE LIMITED

[LOGO] Jimmy C.H. Cheung & Co

Certified Public Accountants
(A member of Kreston International)


..8    REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


To the Board of Directors of:

Northwest Bio-Technic Inc. and Subsidiary


We have audited the accompanying balance sheets of Northwest Bio-Technic Inc. and subsidiary as of December 31, 2004 (consolidated) and 2003 and the related statements of operations and comprehensive income (loss), changes in stockholders' equity and cash flows for the years ended December 31, 2004 (consolidated) and 2003. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits of the financial statements provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Northwest Bio-Technic Inc. and subsidiary, as of December 31, 2004 (consolidated) and 2003, and the results of its operations and its cash flows for the years ended December 31, 2004 (consolidated) and 2003, in conformity with accounting principles generally accepted in the United States of America.


JIMMY C.H. CHEUNG & CO

Certified Public Accountants


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BCA REMITTANCE LIMITED
Hong Kong

Date: January 29, 2005

..9



         304 Dominion Centre, 43 Queen's Road East, Wanchai, Hong Kong    [LOGO]
 Tel: (852) 25295500 Fax: (852) 28651067 Email: jchc@krestoninternational.com.hk
                      Website: http://www.jimmycheungco.com


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BCA REMITTANCE LIMITED

                 .10 NORTHWEST BIO-TECHNIC INC. AND SUBSIDIARY
                               .11 BALANCE SHEETS
                 AS OF DECEMBER 31, 2004 (CONSOLIDATED) AND 2003

                                     ASSETS
                                                                                  2004
                                                                         (Consolidated)           2003
                                                                          ------------    ------------
CURRENT ASSETS
    Cash and cash equivalents                                             $    167,511    $     95,803
    Accounts receivable, net of allowances                                     104,144         226,167
    Inventories                                                              1,302,025         897,006
    Note receivable                                                                 --         506,774
    Due from stockholders                                                       62,493         632,210
    Other receivables                                                          335,058          98,138
                                                                          ------------    ------------
        Total Current Assets                                                 1,971,231       2,456,098

PROPERTY AND EQUIPMENT, NET                                                    879,503         667,843

OTHER ASSETS
    Investment in affiliate                                                     31,190              --
    Land use rights, net                                                       133,974              --
                                                                          ------------    ------------
TOTAL ASSETS                                                              $  3,015,898    $  3,123,941
                                                                          ============    ============

                      LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES
    Accounts payable                                                      $     56,454    $     49,260
    Other payables and accrued expenses                                        125,191          43,957
    Value added tax payables                                                    12,323              --
    Income tax and other tax payables                                            6,684              98
    Notes payable                                                                   --         241,642
    Due to stockholders                                                        193,433           9,079
                                                                          ------------    ------------
        Total Current Liabilities                                              394,085         344,036
                                                                          ------------    ------------

COMMITMENTS AND CONTINGENCIES                                                       --              --

MINORITY INTEREST                                                               58,915          67,277
                                                                          ------------    ------------

STOCKHOLDERS' EQUITY
    $0.10 par value, 500,000 shares authorized, 500,000 shares issued
        and outstanding                                                         50,000          50,000
    Additional paid-in capital                                               4,526,996       4,476,996
    Retained earnings (deficit)
      Unappropriated                                                        (2,021,348)     (1,814,451)
      Appropriated                                                               7,250              83
                                                                          ------------    ------------
        Total Stockholders' Equity                                           2,562,898       2,712,628
                                                                          ------------    ------------

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                                $  3,015,898    $  3,123,941
                                                                          ============    ============

 .12 The accompanying notes are an integral part of these financial statements


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BCA REMITTANCE LIMITED

                 .13 NORTHWEST BIO-TECHNIC INC. AND SUBSIDIARY
            STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME (LOSS)
          FOR THE YEARS ENDED DECEMBER 31, 2004 (CONSOLIDATED) AND 2003

                                                                        2004
                                                                (Consolidated)           2003
                                                                 ------------    ------------
NET SALES                                                        $  2,478,763    $    715,859

COST OF SALES                                                      (2,235,189)       (683,430)
                                                                 ------------    ------------

GROSS PROFIT                                                          243,574          32,429
                                                                 ------------    ------------

OPERATING EXPENSES
    Selling expenses and distribution expenses                         41,569          49,833
    General and administrative expenses                               395,342          41,729
    Depreciation and amortization                                       9,012           5,543
                                                                 ------------    ------------
           Total Operating Expenses                                   445,923          97,105
                                                                 ------------    ------------

LOSS FROM OPERATIONS                                                 (202,349)        (64,676)

OTHER INCOME (EXPENSES)
    Equity in loss of affiliate                                          (211)             --
    Interest income, net                                                1,260          51,762
    Other income, net                                                     711             272
                                                                 ------------    ------------
           Total Other Income                                           1,760          52,034

                                                                 ------------    ------------
LOSS FROM OPERATIONS BEFORE TAXES AND MINORITY INTEREST              (200,589)        (12,642)

INCOME TAX EXPENSE                                                     (7,503)             --

MINORITY INTEREST                                                       8,362           6,606
                                                                 ------------    ------------

NET LOSS                                                             (199,730)         (6,036)

OTHER COMPREHENSIVE  LOSS
    Foreign currency translation loss                                      --              --
                                                                 ------------    ------------

COMPREHENSIVE LOSS                                               $   (199,730)   $     (6,036)
                                                                 ============    ============

Net loss share-basic and diluted                                 $      (0.40)   $      (0.01)
                                                                 ============    ============

Weighted average number of shares outstanding during the year-
    basis and diluted                                                 500,000         500,000
                                                                 ============    ============

 .14 The accompanying notes are an integral part of these financial statements


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BCA REMITTANCE LIMITED

                    NORTHWEST BIO-TECHNIC INC. AND SUBSIDIARY
                       STATEMENTS OF STOCKHOLDERS' EQUITY
          FOR THE YEARS ENDED DECEMBER 31, 2004 (CONSOLIDATED) AND 2003

                                                                           Additional Unappropriated    Appropriated
                                                 Common                       paid in       retained        retained
                                                  stock         Amount        capital        deficit        earnings          Total
                                           ------------   ------------   ------------   ------------    ------------   ------------
Stock issued to founders for cash               500,000   $     50,000   $  4,476,996   $         --    $              $  4,526,996

Balance brought forward from 2002                                   --             --     (1,808,415)             83     (1,808,332)

Net loss for the year                                               --             --         (6,036)             --         (6,036)
                                           ------------   ------------   ------------   ------------    ------------   ------------

Balance at December 31, 2003                    500,000         50,000      4,476,996     (1,814,451)             83      2,712,628

Contribution by the stockholders                                               50,000             --              --         50,000
Net loss for the year                                               --             --       (199,730)             --       (199,730)

Transfer from retained earnings to
    statutory and staff welfare reserves                            --             --         (7,167)          7,167             --
                                           ------------   ------------   ------------   ------------    ------------   ------------
Balance at December 31, 2004
(consolidated)                                  500,000   $     50,000   $  4,526,996   $ (2,021,348)   $      7,250   $  2,562,898
                                           ============   ============   ============   ============    ============   ============

 .15 The accompanying notes are an integral part of these financial statements


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BCC REMITTANCE LIMITED

                    NORTHWEST BIO-TECHNIC INC. AND SUBSIDIARY
                            STATEMENTS OF CASH FLOWS
          FOR THE YEARS ENDED DECEMBER 31, 2004 (CONSOLIDATED) AND 2003

                                                                                  2004
                                                                         (Consolidated)           2003
                                                                          ------------    ------------
CASH FLOWS FROM OPERATING ACTIVITIES
    Net loss                                                              $   (199,730)   $     (6,036)
    Adjusted to reconcile net loss to cash provided
       by (used in) operating activities:
       Depreciation and amortization - cost of sales                            85,085          66,642
       Depreciation and amortization                                             9,012           5,543
       Equity in loss of affiliate                                                 211              --
       Minority interest                                                        (8,362)         (6,606)
    Changes in operating assets and liabilities (Increase) decrease in:
       Accounts receivable                                                     122,023        (178,863)
       Inventories                                                            (405,019)        319,450
       Other receivables                                                      (236,920)        (69,131)
       Increase (decrease) in:
       Accounts payable                                                          7,194         (15,876)
       Other payables and accrued expenses                                      81,234         (24,423)
       Value added tax payables                                                 12,323              --
       Income tax and other taxes payable                                        6,586              --
                                                                          ------------    ------------
       Net cash (used in) provided by operating activities                    (526,363)         90,700
                                                                          ------------    ------------

CASH FLOWS FROM INVESTING ACTIVITIES
    Decrease in note receivable                                                506,774              --
    Purchase of property and equipment                                        (305,070)        (19,134)
    Investment in affiliate                                                    (31,401)             --
    Land use rights                                                           (134,661)             --
                                                                          ------------    ------------
       Net cash provided by (used in) investing activities                      35,642         (19,134)
                                                                          ------------    ------------

CASH FLOWS FROM FINANCING ACTIVITIES
    Proceeds from issuance of common stocks                                     50,000              --
    Due from stockholders                                                      569,717        (133,421)
    Decrease (increase) in note payable                                       (241,642)         59,806
    Due to stockholders                                                        184,354         (99,317)
                                                                          ------------    ------------
       Net cash provided by (used in) financing activities                     562,429        (172,932)
                                                                          ------------    ------------

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS                            71,708        (101,366)

CASH AND CASH EQUIVALENTS AT BEGINNING OF YEAR                                  95,803         197,169
                                                                          ------------    ------------

CASH AND CASH EQUIVALENTS AT END OF YEAR                                  $    167,511    $     95,803
                                                                          ============    ============

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION

Cash paid during the year for:
    Income taxes                                                          $     (7,503)   $         --
                                                                          ============    ============

    Interest expenses                                                     $         --    $     (2,152)
                                                                          ============    ============

    The accompanying notes are an integral part of these financial statements


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BCC REMITTANCE LIMITED

                        NOTES TO THE FINANCIAL STATEMENTS
                 AS OF DECEMBER 31, 2004 (CONSOLIDATED) AND 2003

1.    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES AND ORGANIZATION

      (A)   Organization

            Northwest Bio-Technic Inc. ("Northwest") was incorporated in the British Virgin Islands ("BVI") on June 25, 2004. Xian Huifeng Biochemistry Joint-Stock Company Limited ("Huifeng Biochemistry") was incorporated in the People's Republic of China ("PRC") on January 20, 2000 as a company with limited liabilities and was restructured as a joint stock company on September 29, 2002 under the laws of the PRC.

            Huifeng Biochemistry produces plant extracts and bio-chemical products used as pharmaceutical raw materials in the PRC. Most of its products are distributed within the PRC and some European countries.

            On August 23, 2001, Huifeng Biochemistry established a 70% owned subsidiary, Xian Huifeng Biochemistry Engineering Company Limited ("Huifeng Engineering") in the PRC with a registered capital of $265,778. The subsidiary has no operations since its incorporation.

            On June 16, 2004 Huifeng Biochemistry acquired an 86.7% interest in Baoji Jinsen Pharmaceutical Company Limited, later renamed to Xian Huifeng Pharmaceutical Company Limited ("Huifeng Pharmaceutical"), a limited liability company in the PRC. On November 10, 2004 Huifeng Pharmaceutical increased its registered capital from $181,159 to $603,865. The increased registered capital was fully subscribed by a stockholder of the Company, diluting the Company's interest in Huifeng Pharmaceutical from 86.7% to 26%.

            During 2004, Huifeng Biochemistry's shareholders exchanged 100% of their ownership of Huifeng Biochemistry for 500,000 shares of Northwest Bio-Technic Inc. under a reorganization plan. The transfer has been accounted for as a reorganization of entities under common control as the companies were beneficially owned by principally identical shareholders and share common management. The financial statements have been prepared as if the reorganization had occurred retroactively. Northwest, Huifeng Biochemistry and Huifeng Engineering are hereafter referred to as (the "Company").

            On December 20, 2004 two stockholders of the Company acquired 7,229,601 shares in Secured Data Inc. a US listed corporation ("Secured Data") for $300,000. On the same date, the Company's stockholders also entered into a Plan of Reorganization with Secured Data to exchange 30% of their outstanding shares for 80,735,590 shares of Secured Data. In addition, the Agreement calls for Secured Data to issue a Convertible Promissory Note for $1,900,000 that is convertible into 10,465,725 (post a one for eighteen reverse split) shares of Secured Data for the remaining 70% of the Company. As of January 29, 2005, the Convertible Note has not been exercised.

      (B)   Use of estimates

            The preparation of the financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amount of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

      (C)   Principles of consolidation

            The accompanying 2004 consolidated financial statements include the accounts of Northwest and its 100% owned subsidiary Huifeng Biochemistry, 70% owned subsidiary Huifeng Engineering and 86.7% owned subsidiary Huifeng Pharmaceutical from the date of its acquisition on June 16, 2004 to the date of its dilution in November 10, 2004. The Company accounts for its investment in Huifeng Pharmaceutical from November 11, 2004 to December 31, 2004 under the equity method of accounting. The accompanying 2003 financial statements include the accounts of Huifeng Biochemistry and its 70% owned subsidiary Huifeng Engineering. Minority interest represents the minority shareholders' proportionate share of Huifeng Engineering and Huifeng Pharmaceutical. All significant inter-company balances and transactions have been eliminated in consolidation.


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BCC REMITTANCE LIMITED

                    NORTHWEST BIO-TECHNIC INC. AND SUBSIDIARY
                        NOTES TO THE FINANCIAL STATEMENTS
                 AS OF DECEMBER 31, 2004 (CONSOLIDATED) AND 2003

1.    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES AND ORGANIZATION (CONTINUED)

      (D)   Cash and cash equivalents

            For purpose of the statements of cash flows, cash and cash equivalents include cash on hand and demand deposits with a bank with a maturity of less than three months.

      (E)   Accounts receivable

            The Company extends unsecured credit to its customers in the ordinary course of business but mitigates the associated risks by performing credit checks and actively pursuing past due accounts. An allowance for doubtful accounts is established and recorded based on managements' assessment of the credit history with the customer and current relationships with them. As of December 31, 2004 and 2003, the Company considers all its accounts receivable to be collectable and no provision for doubtful accounts has been made in the financial statements.

      (F)   Inventories

            Inventories are stated at the lower of cost or market value, cost being determined on a first in, first out method. The Company provides for inventory allowances based on excess and obsolete inventories determined principally by customer demand.

      (G)   Property and equipment

            Property and equipment are stated at cost, less accumulated depreciation. Expenditures for additions, major renewals and betterments are capitalized and expenditures for maintenance and repairs are charged to expense as incurred.

            Depreciation is provided on a straight-line basis, less estimated residual value over the assets' estimated useful lives. The estimated useful lives are as follows:

            Plant and machinery                10 Years

            Motor vehicles                     10 Years

            Furniture, fixtures and equipment   5 Years

            Land use rights are stated at cost, less accumulated amortization. The land use rights are amortised over the term of the relevant rights of 50 years from the date of acquisition.


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BCC REMITTANCE LIMITED

      (H)   Long-lived assets

            In accordance with Statement of Financial Accounting Standards No. 121, "Accounting for the impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of", long-lived assets and certain identifiable intangible assets held and used by the Company are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. For purposes of evaluating the recoverability of long-lived assets, the recoverability test is performed using undiscounted net cash flows related to the long- lived assets. The Company reviews long-lived assets to determine that carrying values are not impaired.

      (I)   Fair value of financial instruments

            Statement of Financial Accounting Standards No. 107, "Disclosure About Fair Value of Financial Instruments," requires certain disclosures regarding the fair value of financial instruments. Trade accounts receivable, accounts payable, and accrued liabilities are reflected in the financial statements at fair value because of the short-term maturity of the instruments.

      (J)   Revenue recognition

            The Company recognizes revenue upon delivery or shipment of the products, at which time title passes to the customer provided that: there are no uncertainties regarding customer acceptance; persuasive evidence of an arrangement exists; the sales price is fixed or determinable; and collectability is deemed probable.


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BCC REMITTANCE LIMITED

                    NORTHWEST BIO-TECHNIC INC. AND SUBSIDIARY
                        NOTES TO THE FINANCIAL STATEMENTS
                 AS OF DECEMBER 31, 2004 (CONSOLIDATED) AND 2003

1.    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES AND ORGANIZATION (CONTINUED)

      (K)   Income taxes

            PRC income tax is computed according to the relevant laws and regulations in the PRC. The Company being registered as a new and high technology enterprise is entitled to an income tax reduction. According to the document of reductions approved by the local tax bureau, the income tax rate was reduced from 33% to 15%. The income tax expenses for 2004 and 2003 were $7,503 and $0 respectively.

      (L)   Foreign currency translation

            The functional currency of the Company is the Chinese Renminbi ("RMB"). Transactions denominated in currencies other than RMB are translated into United States dollars using year end exchange rates as to assets and liabilities and average exchange rates as to revenues and expenses. Capital accounts are translated at their historical exchange rates when the capital transaction occurred. Net gains and losses resulting from foreign exchange translations are included in the statements of operations and stockholder's equity as other comprehensive income (loss). Cumulative translation adjustment amounts were insignificant at and for the years ended December 31, 2004 and 2003.

      (M)   Comprehensive income (loss)

            The foreign currency translation gain or loss resulting from translation of the financial statements expressed in RMB to United States Dollar is reported as other comprehensive income (loss) in the statements of operations and stockholders' equity. Cumulative translation adjustment amounts were insignificant at and for the years ended December 31, 2004 and 2003.

      (N)   Loss per share

            Basic loss per share is computed by dividing loss available to common shareholders by the weighted average number of common shares outstanding during the period. Diluted income per share is computed similar to basic loss per share except that the denominator is increased to include the number of additional common shares that would have been outstanding if the potential common shares had been issued and if the additional common shares were dilutive. There are no potentially dilutive securities for 2004 and 2003.

      (O)   Segments

            The Company operates in only one segment, thereafter segment disclosure is not presented.

2.    ACCOUNTS RECEIVABLE

      Accounts receivable at December 31, 2004 and 2003 consisted of the following:

                                                      2004           2003
                                              ------------   ------------

      Accounts receivable                     $    104,144        226,167
      Less: allowance for doubtful accounts             --             --
                                              ------------   ------------
      Accounts receivable, net                $    104,144   $    226,167
                                              ============   ============

      As of December 31, 2004, the Company considered all accounts receivable collectable and has not recorded a provision for doubtful accounts.


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BCC REMITTANCE LIMITED

                    NORTHWEST BIO-TECHNIC INC. AND SUBSIDIARY
                        NOTES TO THE FINANCIAL STATEMENTS
                 AS OF DECEMBER 31, 2004 (CONSOLIDATED) AND 2003

3.    INVENTORIES

      Inventories at December 31, 2004 and 2003 consisted of the following:

                                                2004           2003
                                        ------------   ------------

      Raw materials                     $  1,047,780   $    244,065
      Work-in-progress                        11,917        377,946
      Finished goods                         242,327        274,995
                                        ------------   ------------
                                           1,302,025        897,006
      Less: provision of obsolescence             --             --
                                        ------------   ------------
                                        $  1,302,025   $    897,006
                                        ============   ============

      For both of the years ended December 31, 2004 and 2003, the Company did not have any obsolete inventories.

4.    PROPERTY AND EQUIPMENT

      The following is a summary of property and equipment at December 31:

                                               2004           2003
                                       ------------   ------------

      Plant and machinery              $    769,476   $    806,845
      Motor vehicles                         87,262         37,304
      Furniture and office equipment         20,251         13,808
      Construction in progress              286,038             --
                                       ------------   ------------
                                          1,163,027        857,957
      Less: accumulated depreciation        283,525        190,114
                                       ------------   ------------
      Property and equipment, net      $    879,503   $    667,843
                                       ============   ============

      Depreciation expenses for the years ended December 31, 2004 and 2003 were $93,411 and $72,185 respectively.

5.    INVESTMENT IN AFFILIATE

      On June 16, 2004, the Company acquired an 86.7% interest in Baoji Jinsen Pharmaceutical Company Limited, later renamed to Xian Huifeng Pharmaceutical Company Limited ("Huifeng Pharmaceutical"), which owns licenses to manufacture two pharmaceutical products in the PRC. The balance of 13.3% is held by a stockholder of the Company. On November 10, 2004 Huifeng Pharmaceutical increased its registered capital from $181,159 to $603,865. The increased registered capital was fully subscribed by a stockholder of the Company, diluting the Company's interest in Huifeng Pharmaceutical from 86.7% to 26%.

      A summary of the unaudited financial statements of the affiliate as of December 31, 2004 is as follows:

      Current assets                                         $    425,641
      Non-current assets                                            1,085
                                                             ------------
      Total assets                                                426,727
                                                             ============
      Current liabilities                                           4,831
      Stockholders' equity                                        421,896
                                                             ------------
      Total liabilities and stockholders' equity             $    426,727
                                                             ============
      Revenue                                                $         --
                                                             ============
      Net loss from November 11, 2004 to December 31, 2004           (810)
                                                             ============
      The Company's share of the loss for 2004 :
      Company share at 26% and equity in loss of affiliate   $       (211)
                                                             ============


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

BCC REMITTANCE LIMITED

                    NORTHWEST BIO-TECHNIC INC. AND SUBSIDIARY
                        NOTES TO THE FINANCIAL STATEMENTS
                 AS OF DECEMBER 31, 2004 (CONSOLIDATED) AND 2003

6.    OTHER PAYABLES AND ACCRUED EXPENSES

      Other payables and accrued liabilities at December 31, 2004 consolidated and 2003 consist of the following:

                                               2004         2003
                                         ----------   ----------

      Other payables                     $   24,640   $   30,556
      Accrued expenses                       93,599        9,483
      Deposits received from customers        6,952        3,918
                                         ==========   ==========
                                         $  125,191   $   43,957
                                         ==========   ==========

7.    COMMITMENTS AND CONTINGENCIES

      (A)   Employee benefits

      The full time employees of the Company are entitled to employee benefits including medical care, welfare subsidies, unemployment insurance and pension benefits through a Chinese government mandated multi-employer defined contribution plan. The Company is required to accrue for those benefits based on certain percentages of the employees' salaries and make contributions to the plans out of the amounts accrued for medical and pension benefits. The total provision and contributions made for such employee benefits was $3,607 and $4,508 for the years ended December 31, 2004 and 2003, respectively. The Chinese government is responsible for the medical benefits and the pension liability to be paid to these employees.

      (B)   Commitments

      The Company occupies office space from a third party under an operating lease which expires on March 2006 at a quarterly rental of $3,080. Accordingly, for the years ended December 31, 2004 and 2003, the Company recognized rental expense for these spaces in the amount of $12,319 and $12,319, respectively.

      As of December 31, 2004, the Company has outstanding commitments with respect to non-cancelable operating leases, which are due as follows:

       2005               $     12,319
       2006                      3,080
                          ------------
                          $     15,399
                          ============

8.    SHAREHOLDERS' EQUITY

      (A)   Stock issuances

      During 2004, the Company issued 500,000 shares of common stock to founders for cash of $50,000.

      (B)   Appropriated retained earnings

      The Company is required to make appropriations to reserves funds, comprising the statutory surplus reserve, statutory public welfare fund and discretionary surplus reserve, based on after-tax net income determined in accordance with generally accepted accounting principles of the People's Republic of China (the "PRC GAAP"). Appropriation to the statutory surplus reserve should be at least 10% of the after tax net income determined in accordance with the PRC GAAP until the reserve is equal to 50% of the entities' registered capital. Appropriations to the statutory public welfare fund are at 5% to 10% of the after tax net income determined in accordance with the PRC GAAP. The statutory public welfare fund is established for the purpose of providing employee facilities and other collective benefits to the employees and is non-distributable other than in liquidation. Appropriations to the discretionary surplus reserve are made at the discretion of the Board of Directors.

      During 2004 and 2003, the Company appropriated $7,167 and $83, respectively to the reserves funds based on its net income under PRC GAAP.


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

BCA REMITTANCE LIMITED

                    NORTHWEST BIO-TECHNIC INC. AND SUBSIDIARY
                        NOTES TO THE FINANCIAL STATEMENTS
                 AS OF DECEMBER 31, 2004 (CONSOLIDATED) AND 2003

9.    RELATED PARTY TRANSACTIONS

      The Company had advanced funds totaling $62,493 and $632,210 to stockholders as of December 31, 2004 and 2003 respectively as short-term, unsecured loans free of interest payment.

      Stockholders had also advanced funds totaling $193,433 and $9,079 to the Company as of December 31, 2004 and 2003 respectively as short-term, unsecured loans free of interest payment.

      See Note 1 (A) for transactions with Secured Data.

10.   CONCENTRATIONS AND RISKS

      During 2004 and 2003, 100% of the Company's assets were located in China and 90% of the Company's revenues were derived from companies located in China.

      The Company relied on two customers for approximately $790,217 and $802,324 respectively representing in aggregate 63% of sales for the year ended December 31, 2004, and three customers for approximately $78,865, $129,710 and 170,870 respectively representing in aggregate 58% of sales for the year ended December 31, 2003. At December 31, 2004 and 2003, accounts receivable from those customers totaled $32,119 and $149,814 respectively.

      The Company also relied on four suppliers for approximately $443,718, $269,547, $288,832 and $339,895 respectively representing in aggregate 62% of purchases for the year ended December 31, 2004, and three suppliers for approximately $107,789, $146,781 and $148,827 respectively representing in aggregate 72% of purchases for the year ended December 31, 2003. At December 31, 2004 and 2003, accounts payable to those two suppliers totaled $1,182 and $41,472 respectively.


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